Exhibit 99.1

Eyenovia, Inc. Announces Pricing of $1.3 Million Registered Direct Offering

NEW YORK, Nov. 25, 2024 (GLOBE NEWSWIRE) -- Eyenovia, Inc. (NASDAQ: EYEN) (“Eyenovia” or the “Company”),  an ophthalmic technology company developing and commercializing advanced products leveraging its proprietary Optejet topical ophthalmic medication dispensing platform, today announced that it has entered into a securities purchase agreement with a healthcare focused institutional investor for the purchase and sale of 12,081,785 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to an aggregate of 24,163,570 shares of common stock in a registered direct offering at a combined offering price of $0.1076 per share and accompanying warrants. The warrants will have an exercise price of $0.1076 per share, will be exercisable commencing six months from the date of issuance and will expire five years from the initial exercise date. The closing of the offering is expected to take place on or about November 26, 2024, subject to the satisfaction of customary closing conditions.

The gross proceeds of the offering will be approximately $1.3 million before deducting placement agent fees and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include the partial repayment of amounts outstanding under the Loan and Security Agreement with Avenue Capital Management II, L.P. and related entities, and, to the extent possible, advancement of the Company’s next generation Optejet device, commercialization activities for Mydcombi and clobetasol propionate, and the exploration and pursuit of strategic alternatives.

Chardan is acting as sole placement agent for the offering.

The securities described above are being offered by Eyenovia pursuant to its previously filed shelf registration statement on Form S-3 (File No. 333-282458), which was declared effective by the Securities and Exchange Commission (the “SEC”) on October 8, 2024. The offering may be made only by means of a base prospectus and accompanying prospectus supplement. A prospectus supplement relating to the offering will be filed with the SEC and, once filed, will be available on the SEC’s website at www.sec.gov. Additionally, when available, electronic copies of the prospectus supplement may be obtained from Chardan Capital Markets, LLC, Attn: Capital Markets, One Pennsylvania Plaza, Suite 4800, New York, New York 10119, by email at vdealwis@chardan.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Eyenovia, Inc.

Eyenovia, Inc. is an ophthalmic technology company developing and commercializing advanced products leveraging its proprietary Optejet topical ophthalmic medication dispensing platform. The Optejet is especially useful in chronic front-of-the-eye diseases due to its ease of use, enhanced safety and tolerability, and potential for superior compliance versus standard eye drops. Together, these benefits may combine to produce better treatment options and outcomes for patients and providers. The company’s current commercial portfolio includes clobetasol propionate ophthalmic suspension, 0.05%, for post-surgical pain and inflammation, and Mydcombi® for mydriasis. For more information, please visit Eyenovia.com.

Forward Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including those relating to the offering, the closing of the offering, the amount and anticipated use of proceeds from the offering, estimated market opportunities for our platform technology, the timing for sales growth of our approved products, and the outcome of the process to explore strategic alternatives to maximize shareholder value. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to, among other things: risks of our clinical trials, including, but not limited to, the potential advantages of our products, and platform technology; the rate and degree of market acceptance and clinical utility of our products; our estimates regarding the potential market opportunity for our products; reliance on third parties to develop and commercialize our products; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our products; intellectual property risks; changes in legal, regulatory, legislative and geopolitical environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products and product candidates; our competitive position; and our ability to raise additional funds as and when necessary.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:
Eyenovia, Inc.
Michael Rowe
Chief Executive Officer
mmrowe@eyenovia.com

Eyenovia Investor Contact:
Eric Ribner
LifeSci Advisors, LLC
eric@lifesciadvisors.com
(646) 751-4363

Eyenovia Media Contact:
Eyenovia, Inc.
Norbert Lowe
Vice President, Commercial Operations
nlowe@eyenovia.com

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